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                                            EXHIBIT 12


    TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Nine Months Ended
                                       September 30,
                                      1996         1995
                                      (Dollar amounts in
                                          millions)
Fixed charges:
  Interest and debt expense          $453.4       $467.7
  One-third of rental expense           9.3         11.0
                                     ______       ______
    Total                            $462.7       $478.7
                                     ======       ======
Earnings:
  Net Income                         $ 50.2       $154.2
  Provision for income taxes           23.3        103.8
  Fixed charges                       462.7        478.7
                                     ______       ______
    Total                            $536.2       $736.7
                                     ======       ======

Ratio of earnings to fixed charges     1.16         1.54
                                       ====         ====